EXHIBIT (12)

                              Seward & Kissel LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

                           TELEPHONE: (212) 574-1200            901 K Street, NW
                           FACSIMILE: (212) 480-8421      WASHINGTON, D.C. 20001
                                 WWW.SEWKIS.COM        TELEPHONE: (202) 737-8833
                                                       FACSIMILE: (202) 737-5184


                                                   July 27, 2016



AB Bond Fund, Inc.--AB High Yield Portfolio
1345 Avenue of the Americas
New York, New York 10105

The AB Pooling Portfolios--AB High-Yield Portfolio
1345 Avenue of the Americas
New York, New York 10105

      Re: Acquisition of the Assets and Assumption of the Liabilities of The AB Pooling Portfolios--AB High-Yield Portfolio by AB Bond Fund, Inc.--AB High Yield Portfolio
            ------------------------------------------------------------------

Ladies and Gentlemen:

                                I. Introduction
                                   ------------


            We have acted as counsel to AB High-Yield Portfolio, a series of The AB Pooling Portfolios, a Massachusetts business trust ("Target"), and AB High Yield Portfolio, a series of AB Bond Fund, Inc., a Maryland corporation ("Acquirer"), in connection with the Acquisition provided for in the Agreement and Plan of Acquisition and Liquidation among the Target, the Acquirer and AllianceBernstein L.P. (the "Adviser"), dated as of May 6, 2016 (the "Plan"). Pursuant to Section 8(e) of the Plan, Target and Acquirer have requested our opinion as to certain of the United States federal income tax consequences to Acquirer, Target and the shareholders of Target ("Target Shareholders") in connection with the Acquisition. Each capitalized term not defined herein has the meaning ascribed to that term in the Plan.

                               II. Relevant Facts
                                   --------------

            Each of Target and Acquirer is a series of a registered, open-end management investment company under the Investment Company Act of 1940, as amended (the "Act").

            The Plan and the Acquisition have been approved by the Board of Trustees of Target and the Board of Directors of Acquirer. The terms and conditions of the Acquisition are set forth in the Plan.

            Pursuant to the Plan, Target will transfer all of its Assets to Acquirer in exchange for Class Z shares (including fractional shares) of Acquirer ("Acquirer Shares") and the assumption by Acquirer of all the Liabilities of Target existing at the Effective Time of the Acquisition. At the Closing Date or as soon as reasonably practicable thereafter, Target will liquidate and distribute all of the Acquirer Shares that it received in connection with the Acquisition to those then former Target Shareholders in exchange for all of the then outstanding shares of Target ("Target Shares"). Upon completion of the Acquisition, each such former Target Shareholder will be the owner of full and fractional Acquirer Shares equal in net asset value as of the Closing Date to the net asset value of the Target Shares such shareholder held prior to the Acquisition. Pursuant to the Plan, the Adviser will bear 50% of the expenses relating to the Acquisition. The total remaining expenses relating to the Acquisition shall be paid proportionately by the Target and the Acquirer.

            The stated investment objective of Acquirer is to seek to maximize total return consistent with prudent investment management. To achieve this objective, the Acquirer normally invests at least eighty percent (80%) of its net assets in fixed-income securities rated Ba1 or lower by Moody's Investors Service or BB+ or lower by Standard & Poor's Ratings Services or Fitch Ratings (commonly known as "junk bonds"), unrated securities considered by the Adviser to be of comparable quality, and related derivatives. The Acquirer invests in fixed-income securities with a range of maturities from short- to long-term and may also invest in equity securities. According to the semi-annual report filed by Acquirer with the SEC on July 5, 2016, Acquirer had approximately seventy-one percent (71%) of its net assets invested in non-investment grade corporate debt securities. The remainder of its assets were invested in investment grade corporate bonds, short-term investments, U.S. Treasuries, non-U.S. government bonds and corporate equities.

            The stated investment objective of Target is to achieve high total return by maximizing current income and, to the extent consistent with that objective, capital appreciation. To achieve this objective, Target invests, under normal circumstances, at least eighty percent (80%) of its net assets in high-yield debt securities. The Target invests in a diversified mix of high-yield, below investment-grade debt securities, known as "junk bonds." According to the semi-annual report filed by Target with the SEC on May 3, 2016, for the three-month period ended February 29, 2016, Acquirer had approximately sixty-eight percent (68%) of its net assets invested in non-investment grade corporate debt securities. The remainder of its assets were invested in investment grade corporate bonds, bank loans, short-term investments, U.S. Treasuries, non-U.S. government bonds and corporate equities.

            In rendering the opinions set forth below, we have examined the Registration Statement on Form N-14 of Acquirer relating to the Acquisition and such other documents and materials as we have deemed relevant. For purposes of rendering our opinions, we have relied exclusively, as to factual matters, upon the statements made in that Registration Statement and, with your approval, upon the following assumptions the correctness of each of which have been verified (or appropriately represented) to us by officers of Target and Acquirer:

            (1) The Plan has been duly approved by the Target Shareholders.

            (2)  Each  of  Target  and  Acquirer: (a) is a "fund" (as defined in
Section 851(g)(2) of the United States Internal Revenue Code of 1986, as amended (the "Code")); (b) has qualified for treatment as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code (a "RIC") for each taxable year since the commencement of its operations and qualifies for treatment as a RIC during its current taxable year which includes the Effective Time; (c) will invest its assets at all times through the Effective Time in a manner that ensures compliance with the foregoing; and (d) has no earnings and profits accumulated in any taxable year in which it did not qualify as a RIC.

            (3) The Adviser will operate the business of Target in the ordinary course between the date of the Plan and the Effective Time, including the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Acquisition. From the date it commenced operations through the Effective Time, Target will conduct its "historic business" (within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations) in a substantially unchanged manner.

            (4) Following the Acquisition, Acquirer (a) has no plan or intention to sell or otherwise dispose of any of the assets acquired from Target, except for dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC, and (b) will continue in the same business as it conducted prior to the Acquisition and will continue to invest its assets in accordance with the description of its investment activities set forth in the Prospectus.

            (5) The Target Shareholders will receive no consideration pursuant to the Acquisition other than Acquirer Shares.

            (6) The Target Shareholders will pay any expenses incurred by them in connection with the Acquisition.

            (7) The liabilities of Target to be assumed by Acquirer in the Acquisition have been incurred in the ordinary course of business of Target or incurred by Target solely and directly in connection with the Acquisition.

            (8) During the five-year period ending at the Effective Time, (a) neither Target nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Target Shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquirer Shares or Target Shares, except for Target Shares redeemed in the ordinary course of Target's business as an open-end investment company as required by Section 22(e) of the Act, and (b) no distributions will have been made with respect to Target Shares, other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of Section 561 of the Code) referred to in Sections 852(a)(1) and 4982(c)(1)(A) of the Code.

            (9) Acquirer has no plan or intention to issue additional Acquirer Shares following the Acquisition except for Acquirer Shares issued in the ordinary course of its business as an open-end investment company. Neither Acquirer nor any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to it has any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquirer Shares issued to the Target Shareholders pursuant to the Acquisition, except for redemptions in the ordinary course of such business.

            (10) During the five-year period ending at the Effective Time, neither Acquirer nor any person "related" (within the meaning of Section
1.368-1(e)(3) of the Treasury Regulations) to it will have acquired Target Shares with consideration other than Acquirer Shares.

            (11) Without limiting the effect of paragraphs 8, 9 and 10 above, the aggregate value of the acquisitions, redemptions and distributions described in such paragraphs will not exceed fifty percent (50%) of the value (without giving effect to such acquisitions, redemptions, and distributions) of the aggregate value of the aggregate value of all of the equity securities issued by Target at the Effective Time.

            (12)

            (a) There is no plan or intention of the Target Shareholders to redeem, sell or otherwise dispose of (i) any portion of their Target Shares before the Acquisition to any person "related" (within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations) to either Target or Acquirer or (ii) any portion of the Acquirer Shares they receive in the Acquisition to any person "related" (within such meaning) to Acquirer.

            (b) It is not anticipated that dispositions of those Acquirer Shares at the time of, or immediately after, the Acquisition will exceed the usual rate and frequency of dispositions of Target Shares as an open-end investment company.

            (c) It is expected that the percentage of Target Shares, if any, that will be disposed of as a result of, or at the time of, the Acquisition will be de minimis and that there will be no extraordinary redemptions of Target Shares immediately following the Acquisition.

            (13) The fair market value of the Assets of Target transferred to Acquirer will equal or exceed the sum of (a) the amount of Liabilities of Target assumed by Acquirer, and (b) the amount of Liabilities, if any, to which the transferred Assets are subject.

            (14) There are no pending or threatened claims or assessments that have been asserted by or against Target, other than any disclosed and reflected in the net asset value of Target.

            (15) There are no unasserted claims or assessments against Target that are probable of assertion.

            (16) There is no plan or intention for Acquirer to be dissolved or merged into another business trust or a corporation or any "fund" thereof (as defined in Section 851(g)(2) of the Code) following the Acquisition.

            (17) At no time during the five-year period ending at the Effective Time, has the Acquirer directly or indirectly owned any Target Shares.

            (18) The fair market value of the Acquirer Shares each Target Shareholder receives in connection with the Acquisition will be approximately equal to the fair market value of the Target Shares it surrenders in exchange therefor.

            (19) Pursuant to the Acquisition, Target will transfer to Acquirer, and Acquirer will acquire, at least ninety percent (90%) of the fair market value of the net assets, and at least seventy percent (70%) of the fair market value of the gross assets, that Target held immediately before the Acquisition. For purposes of the foregoing, any amounts Target uses to pay its Acquisition expenses and to make redemptions and distributions immediately before the Acquisition (except (a) redemptions in the ordinary course of its business, and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under Section 4982 of the Code) will be included as Assets held thereby immediately before the Acquisition.

            (20) There is no intercompany indebtedness between Acquirer and Target that was issued or acquired, or will be settled, at a discount.

            (21) The sum of (a) the expenses incurred by Target pursuant to the Plan and (b) the Liabilities of Target to be assumed by Acquirer in the Acquisition will not exceed twenty percent (20%) of the fair market value of the assets of Target transferred to Acquirer pursuant to the Acquisition.

                               III. Relevant Law
                                    ------------

            A corporation which is a "party to a reorganization" will not recognize gain or loss if it exchanges property pursuant to a plan of reorganization solely for stock or securities of another corporation which is a party to the reorganization.(1) Likewise, the shareholders of a corporation will not recognize gain or loss if they exchange stock or securities of a corporation which is a party to a reorganization solely for stock or securities in such corporation or another corporation which is a party to the reorganization in pursuant of the plan of reorganization.(2)

--------
(1)   Code ss. 361.
(2)   Code ss. 354.

            In order to be a treated as a "reorganization," a transaction must satisfy certain statutory requirements contained in Code Section 368 as well as certain regulatory requirements contained in the Treasury Regulations thereunder.

            Code Section 368(a)(1)(C) provides that a "reorganization" includes the acquisition by one corporation in exchange solely for all or a part of its voting stock of substantially all of the properties of another corporation. Code
Section 368(a)(2)(F) provides that two or more investment companies, may engage in a "reorganization" only if each of them is either a RIC, a real estate investment trust or they each meet certain diversification requirements.

            In addition to the statutory language of Code Section 368, there are two significant non-statutory requirements for a reorganization: the continuity of interest ("COI") requirement, and the continuity of business enterprise ("COBE") requirement.(3)

--------
(3)   Treas. Reg. ss. 1.368-1(b).

            In order to satisfy the COI requirement, "a substantial part of the value of the proprietary interests in the target corporation must be preserved."(4) This is accomplished "if, in a potential reorganization, [the proprietary interest in the target corporation] is exchanged for a proprietary interest in the issuing corporation ... "(5) For this purpose, a proprietary interest in the target corporation is not preserved if persons related to the acquiring corporation acquire stock of the target corporation for consideration other than stock of the acquiring corporation.(6)

--------
(4)   Treas. Reg. ss. 1.368-1(e)(1)(i).
(5)   Id.
(6)   Treas. Reg. ss. 1.368-1(e)(3).

            In order to satisfy the COBE requirement, a reorganization may satisfy either the "historic business test" or the "historic asset test." Under the "historic business test," a taxpayer can establish COBE if it either (i) continues the target's historic business, or (ii) continues any significant historic line of business of the target if the target has more than one line of business. For this purpose, a line of business entered into as part of the plan of reorganization is not a historic business. Under the "historic asset test," a taxpayer can establish asset continuity if it uses a "significant" portion of the target's historic business assets in a business. "Historic business assets" may include stock, securities, or intangible operating assets if they are used in the target's historic business.(7)

--------
(7)   Treas. Reg. ss. 1.368-1(d)(1)-(3).

In interpreting the "historic business test" in the case of a reorganization involving a RIC, the Internal Revenue Service has held that a corporation engaged in the business of investing in a portfolio of corporate stocks and bonds was not in the same business as a diversified open-end RIC investing in high-grade municipal bonds.

--------
(8)   Rev. Rul. 87-76, 1987-2 C.B. 84.

            The Acquisition will be a transfer of substantially all of the Assets of Target to Acquirer, each of which is a corporation, in exchange solely for Acquirer Shares (including fractional Acquirer Shares, if any), which will then be distributed to the shareholders of Target pursuant to the liquidation of Target. Therefore, the Acquisition will satisfy the statutory language of
Section  368(a)(1)(C)  to be treated as a "reorganization."

            Since each of Target and Acquirer is a RIC, the Acquisition will satisfy the statutory language of Section 368(a)(2)(F) to be treated as a "reorganization."

            Based upon the representations made above with respect to acquisitions of Target Shares by persons "related" to Acquirer, each Target Shareholder will receive Acquirer Shares as a result of the Acquisition. Therefore, the Acquisition will satisfy the COI requirement.

            Target and Acquirer are each historically engaged in the business of investing in the below investment grade corporate debt obligations, known as "junk bonds." As of the most recent SEC filings by each of Target and Acquirer, each of these entities had invested more than two-thirds of their respective assets in these types of obligations. In addition, each of Target and Acquirer pursue a strategy that focuses on generating high current income. The portfolios of Target and Acquirer have the same general characteristics with respect to credit quality, maturities and sector exposure.

            Based upon the above, we believe that Target and Acquirer are engaged in the same historic business of investing in below investment grade corporate debt obligatons and Acquirer will continue to pursue this historic business after the Acquisition. Therefore, in our view, the Acquisition will satisfy the "historic business test" of the COBE requirement for a "reorganization." Alternatively, since Acquirer has no plan or intention to sell or otherwise dispose of any of the assets acquired from Target, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, we believe Acquirer will use the assets acquired from Target in its historic business so that Acquirer will satisfy the "historic asset test" of the COBE requirement and thus will satisfy the COBE requirement.

                                  IV. Opinions
                                      --------

            Based upon the foregoing and upon our consideration of the Code, the Treasury Regulations promulgated under the Code, published Revenue Rulings, Revenue Procedures and other published pronouncements of the Internal Revenue Service, the published opinions of the United States Tax Court and other United States federal courts, and such other authorities as we consider relevant, each as they exist as of the date hereof, we are of the opinion that, for federal income tax purposes:

            (1) The Acquisition will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Acquirer and Target will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

            (2) Each Target Shareholder will recognize no gain or loss on such shareholder's receipt of Acquirer Shares (including any fractional Acquirer Share to which the shareholder may be entitled) in exchange for the shareholder's Target Shares owned by the Target Shareholders in connection with the Acquisition.

            (3) Neither Target nor Acquirer will recognize any gain or loss upon the transfer by Target of all of its Assets to Acquirer solely in exchange for Acquirer Shares (including fractional Acquirer Shares, if any) and the assumption by Acquirer of the Liabilities pursuant to the Plan or upon the distribution of Acquirer Shares to Target Shareholders in exchange for their respective Target Fund Shares.

            (4) The holding period and tax basis of the Assets acquired by Acquirer will be the same as the holding period and tax basis that Target had in the Assets immediately prior to the Acquisition.

            (5) The aggregate tax basis of Acquirer Shares received in connection with the Acquisition by each Target Shareholders (including any fractional Acquirer Share to which the shareholder may be entitled) will be the same as the aggregate tax basis of the Target Shares surrendered in exchange therefore decreased by any cash received and increased by any gain recognized on the exchange.

            (6) The holding period of Acquirer Shares received in connection with the Acquisition by each of the Target Shareholders (including any fractional Acquirer Share to which the shareholder may be entitled) will include the holding period of the Target Shares surrendered in exchange therefor, provided that such Target Shares constitute capital assets in the hands of the Target Shareholder as of the Closing Date.

            (7) Acquirer will succeed to the capital loss carryovers of Target, if any, under Section 381 of the Code, but the use by Acquirer of any such capital loss carryovers (and of any capital loss carryovers of Acquirer) may be subject to limitation under Section 383 of the Code.

            Notwithstanding the above, we express no view with respect to the effect of the transaction on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

            Because our opinion is based upon current law, no assurance can be given that existing United States federal income tax laws will not be changed by future legislative or administrative or judicial interpretation, any of which could affect the opinion expressed above. This opinion is provided to you in connection with the Acquisition. This opinion may not be quoted or relied upon by any other person or entity, or for any other purpose, without our prior written consent.

                                               Very truly yours,

                                               /s/ Seward & Kissel LLP
                                               -----------------------
                                               Seward & Kissel LLP